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                                                                    Exhibit 99.1


NATIONAL FORESHADOWS HOMESIDE PROVISION - 3 SEPTEMBER 2001

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The National today announced an intention to reduce the carrying value of
HomeSide Lending Inc. by approximately US$1.75 billion (A$3.05 billion). The provision follows a decision by the National Board to value HomeSide at estimated market sale value, rather than as an ongoing part of the Group, and comprises:

     o US$400 million (A$755m) due to the discovery at the weekend of an incorrect interest rate assumption embedded in the Mortgage Servicing Rights valuation model;
     o US$760 million (A$1,436m) resulting from changed assumptions in the model flowing from the continued unprecedented uncertainty and turbulence in the mortgage servicing market; and
     o   US$590 million (A$858m*) representing the writeoff of the goodwill.

On a pro forma basis the value of the Mortgage Servicing Rights asset falls from approximately US$4.4 billion (A$8.3 billion) to approximately US$3.2 billion (A$6.1 billion). National Managing Director and Chief Executive Officer, Mr Frank Cicutto, said that the underlying performance of the remaining Group businesses was solid.

"If you exclude the profit on the sale of Michigan National and the writeoffs associated with HomeSide, the underlying cash earnings per share of the Group are still expected to grow by approximately 10 percent in the current financial year.

"It is the Board's expectation to pay a dividend in December at least equal to the amount per share paid for the first half of this year.

"Following the writedown, the Group continues to be well capitalised, with the total capital ratio estimated at 10 percent. On a pro forma basis, the core tier one capital ratio would be in excess of 6.1 percent."

Mr Cicutto said the National commenced an analysis of its strategic options with respect to HomeSide several weeks ago. It subsequently engaged Cohane Rafferty Securities LLC, a leading US consultant in this area, to complete a detailed review of the estimated market sale value of the HomeSide business.

On Saturday HomeSide management advised the National that it had learned of the incorrect interest rate assumption and the need for other changed assumptions as part of the work being undertaken with Cohane Rafferty.

Board Chairman Mr Charles Allen said the Board met yesterday to consider this information and the strategic value and operating outlook of HomeSide. It decided that the business should be valued on the basis of estimated market sale value.

"The above provision is consistent with the independent advice received from Cohane Rafferty yesterday.

"Taking this decision will make it possible for us to move forward in our core businesses of banking and wealth management," Mr Allen said.

*Footnote: Translated at the historical exchange rate applicable at the time of acquisition of HomeSide (A$1=US$0.69). An exchange rate of A$1=US$0.5294 used to convert other components of the provision.